CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated April 22, 2005 on the financial statements and financial highlights of The Osterweis Fund and Osterweis Strategic Income Fund, each a series of shares Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 25, 2005